As filed with the Securities and Exchange Commission on May 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PepsiCo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	13-1584302
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

700 Anderson Hill Road

Purchase, New York 10577

(914) 253-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert E. Cox

Vice President and Deputy General Counsel

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

(914) 253-2000

Fax: (914) 253-3123

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Winthrop B. Conrad, Jr.

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

(212) 450-4890

Fax: (212) 450-3890

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price Per Unit/Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities
Warrants
Common Stock
Units	(1)(2)	(3)

(1)	Not applicable pursuant to Form S-3 General Instruction II (E).
(2)	Such indeterminate amount of Debt Securities, Warrants, shares of Common Stock or Units as may from time to time be issued at indeterminate prices.
(3)	Deferred in reliance upon Rule 456(b) and Rule 457(r).

PROSPECTUS

PepsiCo, Inc.

COMMON STOCK

DEBT SECURITIES

WARRANTS

UNITS

We may offer from time to time debt securities, warrants, common stock or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by the issuer, its underwriters or agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “PepsiCo”, “we,” “us,” and “our” refer to PepsiCo, Inc.

ii

THE COMPANY

PepsiCo is a leading, global snack and beverage company. PepsiCo manufactures, markets and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and foods. PepsiCo is organized in four divisions:

•	Frito-Lay North America,

•	PepsiCo Beverages North America,

•	PepsiCo International, and

•	Quaker Foods North America.

Frito-Lay North America, or FLNA, manufactures or uses contract manufacturers, markets, sells and distributes branded snacks. These snacks include Lay’s potato chips, Doritos tortilla chips, Cheetos cheese flavored snacks, Tostitos tortilla chips, Fritos corn chips, branded dips, Ruffles potato chips, Quaker Chewy granola bars, Rold Gold pretzels, Sun Chips multigrain snacks, Munchies snack mix, Grandma’s cookies, Lay’s Stax potato crisps, Quaker Quakes corn and rice snacks, Quaker Fruit & Oatmeal bars, Cracker Jack candy coated popcorn, Go Snacks and Stacy’s pita chips.

PepsiCo Beverages North America, or PBNA, manufactures or uses contract manufacturers, markets and sells beverage concentrates, fountain syrups and finished goods, under various beverage brands including Pepsi, Mountain Dew, Gatorade, Tropicana Pure Premium, Sierra Mist, Tropicana juice drinks, Mug, Propel, SoBe, Tropicana Twister, Dole and Slice. PBNA also manufactures, markets and sells ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks. In addition, PBNA licenses the Aquafina water brand to its bottlers and markets this brand.

PepsiCo International, or PI, manufactures through consolidated businesses as well as through noncontrolled affiliates, a number of leading salty and sweet snack brands including Gamesa and Sabritas in Mexico, Walkers in the United Kingdom, and Smith’s in Australia. PI also manufactures, markets and sells beverage concentrates, fountain syrups and finished goods under the brands Pepsi, 7UP, Mirinda, Gatorade, Mountain Dew and Tropicana. PI also licenses the Aquafina water brand to certain of its franchise bottlers.

Quaker Foods North America, or QFNA, manufactures or uses contract manufacturers, markets and sells cereals, rice, pasta and other branded products. QFNA’s products include Quaker oatmeal, Aunt Jemima mixes and syrups, Quaker grits, Cap’n Crunch and Life ready-to-eat cereals, Rice-A-Roni, Pasta Roni and Near East side dishes.

Our principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577 and our telephone number is (914) 253-2000. We maintain a website at www.pepsico.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

(a)	Current Reports on Form 8-K filed with the SEC on February 2, 2006, February 10, 2006 and March 21, 2006;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 25, 2006;

(c)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(d)	Proxy Statement on Schedule 14A filed with the SEC on March 24, 2006.

You may request a copy of these filings at no cost, by writing or telephoning the office of Manager, Shareholder Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, (914) 253-3055.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and statements incorporated by reference in this prospectus. These statements, and statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes and cumulative effect of accounting changes, where applicable, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

Three Months Ended		Year Ended
March 25, 2006	March 19, 2005	December 31, 2005	December 25, 2004	December 27, 2003	December 28, 2002	December 29, 2001
17.43	18.61	19.03	22.00	20.37	18.08	13.83

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), our By-Laws, as amended to March 17, 2006 (“By-Laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-Laws below. The summary is not complete. The Articles of Incorporation and By-Laws are incorporated by reference into the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our registration statement on Form S-8 filed with the SEC on August 3, 2001 (File No. 333-66632), in the case of the Articles of Incorporation, and on Form 10-Q for the quarterly period ended March 25, 2006, in the case of the By-Laws. You should read the Articles of Incorporation and By-Laws for the provisions that are important to you.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 3,600,000,000 shares of common stock, par value one and two-thirds cents (1-2/3 cents) per share and 3,000,000 shares of convertible preferred stock, no par value per share.

Common Stock

As of March 10, 2006 there were 1,656,106,493 shares of common stock outstanding which were held of record by 196,232 shareholders.

Each holder of a share of PepsiCo common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders. Holders of PepsiCo common stock are entitled to receive dividends as may be declared from time to time by PepsiCo’s Board of Directors out of funds legally available therefor. Holders of PepsiCo common stock are entitled to share pro rata, upon any liquidation or dissolution of PepsiCo, in all remaining assets available for distribution to shareholders after payment or providing for PepsiCo’s liabilities and the liquidation preference of any outstanding PepsiCo convertible preferred stock. Holders of PepsiCo common stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

Convertible Preferred Stock

As of March 10, 2006 there were 349,953 shares of convertible preferred stock outstanding, which were held of record by 2,676 shareholders. The convertible preferred stock was issued, in connection with our merger with the Quaker Oats Company, to Fidelity Trust Management Co., as trustee of the Quaker 401(k) plans for hourly and salaried employees, which subsequently merged into the PepsiCo 401(k) Plan for Salaried Employees and the PepsiCo 401(k) Plan for Hourly Employees. These shares are held in the ESOP portion of these plans, which we refer to as the PepsiCo ESOP. If the shares of convertible preferred stock are transferred to any person other than a successor trustee, the shares of convertible preferred stock will automatically convert into shares of common stock.

Ranking. The convertible preferred stock ranks ahead of our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Subject to the rights of the holders of any capital stock ranking senior to convertible preferred stock, holders of convertible preferred stock will receive cumulative cash dividends when, as and if declared by our Board of Directors. Dividends of $5.46 per share per year accrue on a daily basis, payable quarterly in arrears on the fifteenth of January, April, July and October to holders of record at the start of business on that dividend payment date.

So long as any shares of convertible preferred stock are outstanding, no dividend may be declared or paid on any other series of stock of the same rank, unless all accrued dividends on the convertible preferred stock are paid. Generally, if full cumulative dividends on the convertible preferred stock have not been paid, we will not pay any dividends or make any other distributions on any other class of stock or series of our capital stock ranking junior to the convertible preferred stock until full cumulative dividends on the convertible preferred stock have been paid.

Voting Rights. Holders of convertible preferred stock will be entitled to vote as one voting group with the holders of common stock on all matters submitted to shareholders. The holder of each share of convertible preferred stock will be entitled to a number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted on the relevant record date, rounded to the nearest one-tenth of a vote. Whenever the conversion price is adjusted for dilution, the voting rights of the convertible preferred stock will be similarly adjusted.

Except as otherwise required by law, holders of the convertible preferred stock will not have any special voting rights and their consent will not be required, except to the extent that they are entitled to vote with the holders of the common stock, for the taking of any corporate action. The approval of at least two-thirds of the outstanding shares of the convertible preferred stock, voting separately as one voting group, will be required if an alteration, amendment or repeal of any provision of our Articles of Incorporation would adversely affect their powers, preferences or special rights.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of convertible preferred stock will be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to the convertible preferred stock, a liquidation preference in the amount of $78.00 per share, plus accrued and unpaid dividends. If the amounts payable with respect to convertible preferred stock and any other stock of the same rank are not paid in full, the holders of convertible preferred stock and any stock of equal rank will share pro rata in any distribution of assets. After payment of the full amount to which they are entitled, the holders of shares of convertible preferred stock will not be entitled to any further right or claim to any of our remaining assets.

Mandatory Redemption by PepsiCo. We must redeem the convertible preferred stock upon termination of the PepsiCo ESOP in accordance with the PepsiCo ESOP’s terms. We will redeem all then outstanding shares of convertible preferred stock for a per share amount equal to the greater of $78.00 plus accrued and unpaid dividends or the fair market value of the convertible preferred stock. We, at our option, may make payment in cash or in shares of our common stock or in a combination of shares and cash.

Optional Redemption by the Holders. Holders of the convertible preferred stock may elect to redeem their shares if we enter into any consolidation or merger or similar business combination in which we exchange our common stock for property other than employer securities or qualifying employer securities. Upon notice from us of the agreement and the material terms of the transaction, each holder of convertible preferred stock will have the right to elect, by written notice to us, to receive a cash payment upon consummation of the transaction equal to the greater of the fair market value of the shares of convertible preferred stock to be so redeemed or $78.00 per share plus accrued and unpaid dividends. Additionally, holders of convertible preferred stock may redeem their shares under other limited circumstances more fully described in the Articles of Incorporation.

Conversion. On or prior to any date fixed for redemption, a holder of convertible preferred stock may elect to convert any or all of his or her shares into shares of common stock at a conversion ratio (which is subject to adjustment for a number of dilutive events) more fully described in the Articles of Incorporation.

Preemptive Rights. Holders of the convertible preferred stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for PepsiCo common stock.

Stock Exchange Listing

The New York Stock Exchange is the principal market for PepsiCo’s common stock, which is also listed on the Amsterdam, Chicago and Swiss stock exchanges.

Certain Provisions of PepsiCo’s Articles of Incorporation and By-Laws; Director Indemnification Agreements

Advance Notice of Proposals and Nominations. Our By-Laws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if it is received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from this anniversary date, such notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting was first made. The By-Laws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders may be called by our corporate secretary upon written request of the shareholders owning a majority of shares of our outstanding common stock entitled to vote at such meeting. Any such special meeting called at the request of our shareholders must be held at our principal office within 90 days from the receipt of such request by the corporate secretary. The By-Laws specify the form and content of a shareholder’s request for a special meeting.

Indemnification of Directors, Officers and Employees. Our By-Laws provide that we shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (including appeals), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was one of our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Pursuant to our By-Laws this indemnification may, at the Board’s discretion, also include advancement of expenses related to such action, suit or proceeding.

In addition, we have entered into indemnification agreements with each of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the director and arising out of his status as a director or member of a committee of our Board, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by a director, we will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. We will not be liable for payment of any liability or expense incurred by a director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with our best interests.

Certain Anti-Takeover Effects of North Carolina Law

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned, directly or indirectly, more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the Act are satisfied.

“Business combination” is defined by the Act as (i) any merger, consolidation or conversion of a corporation with or into any other entity, or (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity, or (iii) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value equal to or greater than $5,000,000 of any other entity.

The Act contains provisions that allowed a corporation to “opt out” of the applicability of the Act’s voting provisions within specified time periods that generally have expired. The Act applies to PepsiCo since we did not opt out within these time periods.

This statute could discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. It also might limit the price that certain investors might be willing to pay in the future for our shares of common stock and may have the effect of delaying or preventing a change of control of us.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and JPMorgan Chase Bank, N.A., as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of PepsiCo.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of PepsiCo. The indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, PepsiCo for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the indenture, section 13.03.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern PepsiCo or a substantial part of its property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to PepsiCo has occurred; or

(6)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) with respect to PepsiCo) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 51% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (5) with respect to PepsiCo occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 51% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the Trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the Trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Limitation of Liens Applicable to Senior Debt Securities

The indenture provides that with respect to senior debt securities, unless otherwise provided in a particular series of senior debt securities, we will not, and will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or that first-mentioned restricted subsidiary secures or causes such restricted subsidiary to secure the senior debt securities (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the senior debt securities), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.

These restrictions will not, however, apply to debt secured by:

(1)	any liens existing prior to the issuance of such senior debt securities;

(2)	any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

(3)	any liens on property, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 365 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such shares (or other interests) or construction thereon;

(4)	any liens in favor of us or any of our restricted subsidiaries;

(5)	any liens in favor of, or required by contracts with, governmental entities; or

(6)	any extension, renewal, or refunding of liens referred to in any of the preceding clauses (1) through (5).

Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.

The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the debt securities equally and ratably with such secured debt.

Definitions. The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

“Consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:

•	all applicable depreciation, amortization and other valuation reserves;

•	all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.

“Debt” means any indebtedness for borrowed money.

“Principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries other than a plant, warehouse, office building or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our restricted subsidiaries taken as an entirety.

“Restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.

“Subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.

“Unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors.

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•	we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•	immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

There are no other restrictive covenants contained in the Indenture. The Indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the Indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

–	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

–	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

–	money in an amount;

–	U.S. government obligations (or equivalent government obligations in the case of Securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

–	a combination of money and U.S government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustees

We and our subsidiaries maintain ordinary banking relationships and credit facilities with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. serves as trustee under certain indentures related to other securities that we have issued or guaranteed.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of PepsiCo, the trustee, the warrant agents, the unit agents or any other agent of PepsiCo, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell as to New York law and by Womble Carlyle Sandridge & Rice, PLLC as to North Carolina law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of PepsiCo, Inc. as of the balance sheet dates for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (which is included in Management’s Report on Internal Control over Financial Reporting), appearing in the PepsiCo 10-K for the fiscal year ended December 31, 2005 and incorporated by reference into this registration statement have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 25, 2006 and March 19, 2005, appearing in the PepsiCo 10-Q for the twelve weeks ended March 25, 2006 and incorporated by reference into this registration statement, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PepsiCo’s quarterly report on Form 10-Q for the quarter ended March 25, 2006, and incorporated by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates.

Amount to be Paid
Registration fee	(1)
Printing	$6,500
Legal fees and expenses	150,000
Trustee fees	50,000
Accounting fees and expenses	10,000
Miscellaneous	500

TOTAL	$217,000

(1)	Deferred in reliance upon Rule 456(b) and Rule 457(r).

Item 15.	Indemnification of Directors and Officers

PepsiCo, Inc. does not have any provisions for indemnification of directors or officers in its Amended and Restated Articles of Incorporation. Article III, Section 3.7 of its By-Laws, as amended to March 17, 2006, provides that PepsiCo shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding (and any appeal therein), whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person, such person’s testator or intestate, is or was a director, officer or employee of PepsiCo, or is or was serving at the request of PepsiCo as a director, officer or employee of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. At the Board’s discretion, such indemnification may also include advances of a director’s, officer’s or employee’s expenses prior to final disposition of such action, suit or proceeding.

Section 55-2-02 of the North Carolina Business Corporation Act (the “North Carolina Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the North Carolina Act; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective.

Sections 55-8-50 through 55-8-58 of the North Carolina Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors who are not parties to the proceeding in question, a duly designated committee of directors if a quorum of the full board cannot be established, special legal counsel selected by the board or duly designated committee of directors, or the shareholders (excluding shares owned or controlled by directors who are parties to the proceeding in question) in accordance with Section 55-8-55 of the North Carolina Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit.

Sections 55-8-52 and 55-8-56 of the North Carolina Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application for and obtain court-ordered indemnification if the court determines that such director or officer is (1) entitled to mandatory indemnification under Section 55-8-52, in which case the court will also order the corporation to pay the director’s or officer’s reasonable expenses incurred to obtain court-ordered indemnification, and (2) fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct set forth in Section 55-8-51 or was adjudged liable as described in Section 55-8-51.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Consistent with the foregoing, PepsiCo, Inc. has entered into indemnification agreements with each of its directors, pursuant to which PepsiCo has agreed to indemnify and hold harmless, to the full extent permitted by law, each director against any and all liabilities and assessments (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other, including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the director and arising out of his status as a director or member of a committee of the Board of PepsiCo, or by reason of anything done or not done by the director in such capacities. After receipt of an appropriate request by a director, PepsiCo will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. PepsiCo will not be liable for payment of any liability or expense incurred by a director on account of acts which, at the time taken, were known or believed by such director to be clearly in conflict with PepsiCo’s best interests.

Additionally, Section 55-8-57 of the North Carolina Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the North Carolina Act to indemnify that person. PepsiCo has purchased and maintains such insurance.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on May 2, 2006.

PepsiCo, Inc.

By:	/s/ Steven S Reinemund
Name: Steven S Reinemund Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Thompson, Robert E. Cox and Thomas H. Tamoney, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven S Reinemund Steven S Reinemund	Chairman of the Board and Chief Executive Officer	May 2, 2006

/s/ Indra K. Nooyi Indra K. Nooyi	Director, President and Chief Financial Officer	May 2, 2006

/s/ Peter A. Bridgman Peter A. Bridgman	Senior Vice President and Controller (Principal Accounting Officer)	May 2, 2006

/s/ John F. Akers John F. Akers	Director	May 2, 2006

/s/ Robert E. Allen Robert E. Allen	Director	May 2, 2006

/s/ Dina Dublon Dina Dublon	Director	May 2, 2006

/s/ Victor J. Dzau Victor J. Dzau	Director	May 2, 2006

/s/ Ray L. Hunt Ray L. Hunt	Director	May 2, 2006

Signature	Title	Date

/s/ Alberto Ibargüen Alberto Ibargüen	Director	May 2, 2006

/s/ Arthur C. Martinez Arthur C. Martinez	Director	May 2, 2006

/s/ Sharon Percy Rockefeller Sharon Percy Rockefeller	Director	May 2, 2006

/s/ James J. Schiro James J. Schiro	Director	May 2, 2006

/s/ Franklin A. Thomas Franklin A. Thomas	Director	May 2, 2006

/s/ Cynthia M. Trudell Cynthia M. Trudell	Director	May 2, 2006

/s/ Daniel Vasella Daniel Vasella	Director	May 2, 2006

/s/ Michael D. White Michael D. White	Director	May 2, 2006

EXHIBIT INDEX

Exhibit No.		Document
1.1		Form of Underwriting Agreement

1.2		Form of Distribution Agreement

4.1		Amended and Restated Articles of Incorporation of PepsiCo, Inc., which are incorporated herein by reference to Exhibit 4.1 to PepsiCo, Inc.’s Registration Statement on Form S-8 (Registration No. 333-66632)

4.2		Form of Indenture between the Registrant and JPMorgan Chase Bank, N.A.

4.3		Form of Note (included in Exhibit 4.2)

4.4	*	Form of Warrant Agreement

4.5	*	Form of Unit Agreement

5.1		Opinion of Davis Polk & Wardwell

5.2		Opinion of Womble Carlyle Sandridge & Rice, PLLC

12.1		Statement regarding computation of Ratio of Earnings to Fixed Charges, which is incorporated herein by reference to Exhibit 12 to PepsiCo, Inc.’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 25, 2006

15.1		Letter regarding unaudited interim financial information

23.1		Consent of KPMG LLP

23.2		Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

23.3		Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.2)

24.1		Power of Attorney (included on the signature page of the Registration Statement)

25.1		Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, N.A.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.